EXHIBIT 11.1

Consent of Independent Registered Public Accounting Firm

We consent to the use, in this Form 1-K Annual Report to the Offering Statement of Med-X, Inc., a Nevada corporation, of our report dated May 19, 2020 on our audit of the balance sheet of Med-X, Inc., as of December 31, 2019 and the related statements of operations, stockholders’ equity and cash flows for the period December 31, 2019; and the reference to us under the caption “Financial Statements.”

/S/ Prager Metis, CPA’s LLP

May 19, 2020

El Segundo, California